UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

Effective December 10, 2009, MAPCO Express, Inc. (“MAPCO”), a wholly-owned subsidiary of the registrant, Delek US Holdings, Inc. (“Delek”), entered into an amendment and restatement of its senior secured credit agreement (the “MAPCO Facility”) among MAPCO, Fifth Third Bank (“Fifth Third”) as Administrative Agent and the lenders party thereto (the “Restated Agreement”).

Pursuant to the terms of the Restated Agreement, the maturity date of individual revolving credit commitments (which were originally $120 million, but are now effectively $108 million due to the non-performance of Lehman Commercial Paper, Inc.) may be extended from April 28, 2010 to April 28, 2011 by those lenders who consent to such extension. The Restated Agreement grants revolving lenders until December 22, 2009 to extend their individual revolving credit commitments, with the commitment of any revolving lender not choosing to extend expiring on the original revolver maturity date of April 28, 2010. As of this filing, approximately $99.05 million in revolving credit commitments had been extended.

The Restated Agreement also includes an “accordion feature” to the revolving facility that allows MAPCO to add revolving credit commitments up to an overall amount of $180 million, subject to the identification of such additional lender commitments.

The Restated Agreement also increases the credit spreads for Base Rate Loans and Eurodollar Loans to the following amounts (Eurodollar Loans remain subject to a LIBOR floor of 2.75%):

	Applicable Margin for Base Rate Loans		Applicable Margin for Eurodollar Loans
	Revolving Credit		Revolving Credit
Consolidated Leverage Ratio	Facility	Term Facility	Facility	Term Facility
Tier I > 4.00 to 1.00	3.25%	3.75%	4.25%	4.75%
Tier II < 4.00 to 1.00 and > 3.50 to 1.00	3.00%	3.50%	4.00%	4.50%
Tier III < 3.50 to 1.00 and > 3.00 to 1.00	2.75%	3.25%	3.75%	4.25%
Tier IV < 3.00 to 1.00	2.50%	3.25%	3.50%	4.25%

As of this filing, MAPCO is subject to Tier III pricing.

Finally, the Restated Agreement (A) amends (i) the maximum allowed consolidated leverage ratio (as defined in the Restated Agreement) to 4.30 to 1.00 for the Fourth Quarter of 2009 and to 3.90 to 1.00 for the First, Second and Third Quarters of 2010 and to 3.60 to 1.00 thereafter; (ii) the minimum allowed consolidated adjusted interest coverage ratio (as defined in the Restated Agreement) to 1.75 to 1.00 for the Fourth Quarter of 2009 and to 1.85 to 1.00 for the First, Second and Third Quarters of 2010 and to 2.00 to 1.00 thereafter;; and (iii) the maximum allowed consolidated adjusted leverage ratio (as defined in the Restated Agreement) to 5.85 to 1.00 for the Fourth Quarter of 2009 and to 5.35 to 1.00 for the First, Second and Third Quarters of 2010 and to 4.85 to 1.00 thereafter and (B) affirms the minimum allowed consolidated fixed charge coverage ratio (as defined in the Restated Agreement) at 1.25 to 1.00 for all quarters.

Under the MAPCO Facility, Fifth Third serves as administrative agent and lender, SunTrust Bank serves as syndication agent and Bank Leumi USA (“Leumi”) serves as co-administrative agent. Fifth Third also serves as administrative agent for, and lender under, the $75 million revolving credit facility with Delek’s wholly-owned subsidiary, Delek Marketing & Supply, LP. SunTrust Bank is an affiliate of SunTrust Capital Markets, Inc., one of the underwriters of the initial public offering of Delek’s common stock completed on May 9, 2006. SunTrust Bank is administrative agent, issuing bank, swing line lender and collateral agent of a senior secured credit facility revolver with Delek’s wholly-owned subsidiary, Delek Refining, Ltd. Leumi is the lender under two promissory notes executed by Delek in the principal amounts of $30 million and $20 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of the MAPCO Facility.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2009	DELEK US HOLDINGS, INC.

By: /s/ Mark B. Cox
Name: Mark B. Cox
Title: EVP / Chief Financial Officer